Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.11 Per Share

San Jose, California — April 26, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of common stock.  The dividend will be payable on May 24, 2018, to shareholders of record at close of business day on May 10, 2018.

“With our strong franchise, we are generating solid profitability and remain committed to providing returns to our shareholders through earnings growth and dividends,” said Walter Kaczmarek, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Ramon, San Jose, Sunnyvale, and Walnut Creek.  The Company has applied to close the San Ramon office in the third quarter of 2018. Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC